                            SCHEDULE 14A INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                    EXCHANGE ACT OF 1934 (AMENDMENT NO.   )

Filed by the Registrant / /

Filed by a Party other than the Registrant / /

Check the appropriate box:

/ /  Preliminary Proxy Statement

/X/  Definitive Proxy Statement

/ /  Definitive Additional Materials

/ /  Soliciting Material Pursuant to sec.240.14a-11(c) or sec.240.14a-12

                       Puerto Rican Cement Company, Inc.
- --------------------------------------------------------------------------------
                  (Name of Registrant as Specified in Charter)

                       Puerto Rican Cement Company, Inc.
- --------------------------------------------------------------------------------
                   (Name of Person(s) Filing Proxy Statement)

Payment of Filing Fee (Check the appropriate box):

/X/  $125 per Exchange Act Rules 0-11(c)(1)(ii), or 14a-6(i)(1), or 14a-6(j)(2).

/ / $500 per each party to the controversy pursuant to Exchange Act Rule 14a-6(i)(3).

/ /  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

     (1)  Title of each class of securities to which transaction applies:

     (2)  Aggregate number of securities to which transaction applies:

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:

     (4)  Proposed maximum aggregate value of transaction:

     Set forth the amount on which the filing fee is calculated and state how it was determined.

/ / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid:

     (2)  Form, Schedule or Registration Statement No.:

     (3)  Filing Party:

     (4)  Date Filed:

                       PUERTO RICAN CEMENT COMPANY, INC.
                             ---------------------

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                                  MAY 4, 1994

                             ---------------------

     The annual meeting of stockholders of Puerto Rican Cement Company, Inc. (the "Company") will be held at the office of the Company, Amelia Industrial Park, Guaynabo, Puerto Rico, on Wednesday, May 4, 1994 at 10:00 a.m. Atlantic Standard Time for the following purposes:

     1. The election of six Class I directors for a term of three years and until election and qualification of their successors.

     2. The transaction of such other business as may lawfully come before the meeting or any adjournment thereof.

     Only stockholders of record at the close of business on March 18, 1994 will be entitled to vote at the meeting.

     It is important that your stock be represented at the meeting. If you do not expect to be present, you are urged to date, sign and mail promptly the enclosed proxy. For your convenience, we enclose a self-addressed envelope to which no postage need be affixed if mailed in the United States or Puerto Rico.

     The Company's executive office is located in Guaynabo, Puerto Rico. Its mailing address is P. O. Box 364487, San Juan, Puerto Rico 00936-4487. It is anticipated that the proxy material will be mailed to stockholders on or about March 31, 1994.

                                           By Order of the Board of Directors

                                           Daniel R. Dominguez
                                           Secretary

Guaynabo, Puerto Rico
March 31, 1994

                       PUERTO RICAN CEMENT COMPANY, INC.
                             ---------------------

                                PROXY STATEMENT

                             ---------------------

                  ANNUAL MEETING OF STOCKHOLDERS, MAY 4, 1994

     The enclosed proxy is being solicited by the Board of Directors of the Company for the annual meeting of stockholders to be held on May 4, 1994. This proxy statement, with the accompanying Notice of Annual Meeting of Stockholders and proxy card, is being mailed to stockholders beginning on or about March 31, 1994. In addition to solicitation by mail, solicitation of proxies may be made personally or by telephone or telegraph by the Company's regular employees. If the proxy is executed and returned in time for voting, the shares represented thereby will be voted. Stockholders have the right to revoke their proxies at any time prior to the time their shares are actually voted. If revocation is made by mail, it should be sent to Jose O. Torres, Assistant Secretary, Puerto Rican Cement Company, Inc., P.O. Box 364487, San Juan, Puerto Rico 00936-4487.

     The cost of solicitation will be paid by the Company. The Company has retained the services of Georgeson & Co., Inc., New York, New York, to assist in the solicitation of proxies at a cost of $6,000.00. Brokers, nominees and other similar record holders will be requested to forward proxies and proxy materials to the beneficial owners of the shares and will be reimbursed by the Company for their expenses.

                               VOTING SECURITIES

     As of March 18, 1994, the Company had outstanding 5,807,700 shares (exclusive of 192,300 treasury shares) of Common Stock, par value $1 per share. Each outstanding share of Common Stock is entitled to one vote. Only stockholders of record at the close of business on March 18, 1994 will be entitled to vote at the meeting. For information regarding principal holders of the Company's Common Stock, see "Information about Nominees, Directors, and Principal Stockholders" below.

                             ELECTION OF DIRECTORS

     The current Class I directors are Carlos J. Suarez, Hector Puig Ramirez, Oscar A. Blasini, Salvador E. Casellas, Hector del Valle and Mariano J. Mier. Class II directors are Rosario J. Ferre, Esteban D. Bird, Federico F. Sanchez, Jorge L. Fuentes, Juan A. Albors and Federico M. Stubbe. The Class III directors are Antonio Luis Ferre, Alberto M. Paracchini, Jose J. Suarez, Wallace Gonzalez Oliver, Emilio J. Venegas and Antonio Luis Ferre Rangel. Each class serves a three year term, which terms are currently to expire on the date of the respective annual meetings as follows: Class I, 1994; Class II, 1995; and Class III, 1996.

     It is anticipated that the proxy will be voted for the individual nominees for Class I directors named below, unless authority is withheld to vote for all or some of such individuals as indicated on the proxy card. The names of the nominees for Class I directors are: Carlos J. Suarez, Hector Puig Ramirez, Oscar
A. Blasini, Salvador E. Casellas, Hector del Valle and Mariano J. Mier. All are directors at the present time.

     Pursuant to the Company's By-laws, the election of any director requires an affirmative vote of a majority of the votes of the Company's Common Stock represented at the Annual Meeting in person or by proxy and entitled to vote on that proposal. Votes cast by proxy or in person at the Annual Meeting will be counted by the persons appointed by the Company to act as election inspectors for the meeting. The election inspectors will treat shares represented by proxies that reflect abstentions as shares that are present and entitled to vote for purposes of determining the presence of a quorum. Abstentions, however, will constitute a vote "against" any proposal. The election inspectors will treat "broker non-votes" (i.e. shares held by brokers or nominees as to which instructions have not been received from the beneficial owners or persons entitled to vote and with respect to which the broker or nominee does not have discretionary power to vote on a particular matter) as if the broker never voted. If no directive is given, with respect to each proposal, the proxy will be tallied as a vote "for" management.

     Each Class I director elected at this meeting shall serve from the time of election and qualification until the third annual meeting following election and until a successor shall have been elected and shall have qualified. If any nominee is unable to serve as director, an event which the Company does not now anticipate, the proxy will be voted for a substitute nominee.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE ELECTION OF EACH OF THE CLASS I
                         DIRECTOR NOMINEES NAMED ABOVE.

        INFORMATION ABOUT NOMINEES, DIRECTORS AND PRINCIPAL STOCKHOLDERS

                                                                                     NUMBER OF SHARES
                                                                                    AND PERCENTAGE OF
                                                                          SERVED    OUTSTANDING SHARES
                                                                            AS       OF COMMON STOCK
                                          PRINCIPAL OCCUPATION           DIRECTOR   OWNED BENEFICIALLY
          NAME             AGE          FOR THE LAST FIVE YEARS          SINCE(A)   AT MARCH 18, 1994
- -------------------------  ---   --------------------------------------  --------   ------------------
                                    CLASS I DIRECTORS AND NOMINEES
Carlos J. Suarez           69    Chairman of the Board and Chief           1980             390(b)
                                   Executive Officer of the Company
                                   since 1985 and President from 1983
                                   to 1987.
Hector Puig Ramirez        55    President of Ferreterias Puig, Inc.       1979              None
                                   (distributors of construction
                                   materials) since 1961; President of
                                   Livio Puig Inc. (real estate
                                   company) and President of Puig
                                   Rental Inc. (construction equipment
                                   and tool leasing company) since
                                   1961.
Oscar A. Blasini           57    President since 1981 of G.B.              1975             300(b)
                                   Investments, Inc. (real estate
                                   development and investment company).
Salvador E. Casellas       58    Partner in Fiddler, Gonzalez Rodriguez    1984              None
                                   (law firm) since 1965.
Hector del Valle           56    President of the Company since 1988,      1987              None
                                   Director since 1987 and Senior Vice
                                   President of Finance and Secretary
                                   from 1983 to 1987.

                                                                                     NUMBER OF SHARES
                                                                                    AND PERCENTAGE OF
                                                                          SERVED    OUTSTANDING SHARES
                                                                            AS       OF COMMON STOCK
                                          PRINCIPAL OCCUPATION           DIRECTOR   OWNED BENEFICIALLY
          NAME             AGE          FOR THE LAST FIVE YEARS          SINCE(A)   AT MARCH 18, 1994
- -------------------------  ---   --------------------------------------  --------   ------------------
Mariano J. Mier*           53    President of Mier Group Inc.              1988              None
                                   (commercial business and
                                   consultants) Dean of Business
                                   Administration at Universidad
                                   Metropolitana since July 1993;
                                   Professor at Fundacion Ana G. Mendez
                                   and Universidad Metropolitana (four
                                   year colleges) Director of York
                                   College, June 1992 to June 1993;
                                   Chairman of the Board and Director
                                   of First Continental Corp. (NASD
                                   broker dealer), First Continental
                                   Holding Corp. (holding company) and
                                   Athena Capital Management Corp. from
                                   1990 to 1992; President from 1982 to
                                   1990 and Director and Chairman of
                                   the Board from 1988 to 1990 of First
                                   Federal Savings Bank (commercial
                                   savings institution).
                                          CLASS II DIRECTORS
Rosario J. Ferre           55    Second Vice President since 1983 and      1992            32,688(c)
                                   Director since 1960 of Luis A. Ferre                     (0.56%)
                                   Foundation, Inc. (non profit
                                   foundation) (an adult daughter of
                                   Luis A. Ferre and sister of Antonio
                                   Luis Ferre).
Esteban D. Bird            62    President of Bird Construction Company    1973              None
                                   (general contractors), since 1964;
                                   Director of BanPonce Corporation
                                   (bank holding company) and of Banco
                                   de Ponce (commercial bank) from 1989
                                   to 1990; Director of Banco Popular
                                   de Puerto Rico (commercial bank)
                                   since 1991.
Federico F. Sanchez        52    President of Federico F. Sanchez and      1982               366(b)
                                   Company, Inc. since 1977; President
                                   of Interlink Group Inc. (real estate
                                   consultants, brokers and developers)
                                   since 1986.

                                                                                     NUMBER OF SHARES
                                                                                    AND PERCENTAGE OF
                                                                          SERVED    OUTSTANDING SHARES
                                                                            AS       OF COMMON STOCK
                                          PRINCIPAL OCCUPATION           DIRECTOR   OWNED BENEFICIALLY
          NAME             AGE          FOR THE LAST FIVE YEARS          SINCE(A)   AT MARCH 18, 1994
- -------------------------  ---   --------------------------------------  --------   ------------------
Jorge L. Fuentes           45    Chairman of the Board and Chief           1984              None
                                   Executive Officer of Gabriel
                                   Fuentes, Jr. Construction Company,
                                   Inc. (general contractors) since
                                   1986; Chairman of the Board, Chief
                                   Executive Officer and Director of
                                   Fuentes Concrete Pile Inc.
                                   (manufacturers of concrete pile
                                   foundations) since 1986; Director of
                                   the Bank and Trust of Puerto Rico
                                   (commercial bank and trust) since
                                   1988.
Juan A. Albors             57    Chairman and Chief Executive Officer      1986             2,100(b)
                                   of Albors Housing Development
                                   Corporation (real estate developers
                                   and investors) since 1977; Director
                                   of BanPonce Corporation (bank
                                   holding company) and Banco de Ponce
                                   (commercial bank) from 1984 to 1990;
                                   Director of Banco Popular de Puerto
                                   Rico (commercial bank) since 1990;
                                   member from 1985 to 1993 and
                                   Chairman of the Board of Governors
                                   of the Puerto Rico Maritime Shipping
                                   Authority from 1989 to 1993.
Federico M. Stubbe         45    President of Comunidades Fermaral Inc.    1993              None
                                   (residential real estate developers)
                                   since 1987.

                                                                                     NUMBER OF SHARES
                                                                                    AND PERCENTAGE OF
                                                                          SERVED    OUTSTANDING SHARES
                                                                            AS       OF COMMON STOCK
                                          PRINCIPAL OCCUPATION           DIRECTOR   OWNED BENEFICIALLY
          NAME             AGE          FOR THE LAST FIVE YEARS          SINCE(A)   AT MARCH 18, 1994
- -------------------------  ---   --------------------------------------  --------   ------------------
                                         CLASS III DIRECTORS
Antonio Luis Ferre         60    Vice Chairman of the Board and            1959           433,467(d)
                                   Director of the Company since 1985                       (7.46%)
                                   and Chairman of the Board from 1980
                                   to 1985; President of El Dia, Inc.
                                   (newspaper publishing company) since
                                   1969; Director of AMR Corporation
                                   (commercial airline) since 1976;
                                   Director of Metropolitan Life
                                   Insurance Company of New York
                                   (insurance company) since 1987;
                                   Director and Vice Chairman of
                                   BanPonce Corporation (bank holding
                                   company) since 1984 and Banco de
                                   Ponce (commercial bank) from 1959 to
                                   1990; Director and Vice Chairman of
                                   Banco Popular de Puerto Rico
                                   (commercial bank) since 1991;
                                   Director of Pueblo Extra Supermarket
                                   (food retailer) since 1993 (father
                                   of Antonio Luis Ferre Rangel, adult
                                   son of Luis A. Ferre and brother of
                                   Rosario J. Ferre).
Alberto M. Paracchini      61    Vice Chairman of the Board of the         1968              None
                                   Company and Director since 1968;
                                   Chairman of the Board and Chief
                                   Executive Officer from 1983 to 1990
                                   and President from 1980 to 1990 of
                                   Banco de Ponce (commercial bank);
                                   President from 1984 to 1990 and
                                   Director and Chairman of the Board
                                   from 1985 to 1993 of BanPonce
                                   Corporation (bank holding company);
                                   Chairman of the Board from 1986 to
                                   1993 of Vehicle Equipment Leasing
                                   Corporation (automobile leasing
                                   company); Director since 1991 and
                                   Chairman of the Board from 1991 to
                                   1993 of Banco Popular de Puerto Rico
                                   (commercial bank), Popular Leasing &
                                   Rental, Inc. and Popular Consumer
                                   Services, Inc.; Director of HDA
                                   Management Corporation since
                                   December 1993.

                                                                                     NUMBER OF SHARES
                                                                                    AND PERCENTAGE OF
                                                                          SERVED    OUTSTANDING SHARES
                                                                            AS       OF COMMON STOCK
                                          PRINCIPAL OCCUPATION           DIRECTOR   OWNED BENEFICIALLY
          NAME             AGE          FOR THE LAST FIVE YEARS          SINCE(A)   AT MARCH 18, 1994
- -------------------------  ---   --------------------------------------  --------   ------------------
Wallace Gonzalez Oliver    68    Attorney at Law and Partner in law        1975               600(b)
                                   firm Gonzalez Oliver, Correa
                                   Calzada, Collazo, Salazar, Herrero &
                                   Jimenez since July 1991; President
                                   of Las Americas Trust Company
                                   (commercial bank) from 1985 to 1991.
Emilio J. Venegas          66    President of Sanson Corporation (rock     1977            43,000
                                   and concrete products) since 1983;                        (0.7%)
                                   Secretary since 1989 of Venegas
                                   Construction Corporation (general
                                   contractors); Director of BanPonce
                                   Corporation (bank holding company)
                                   since 1984 and Banco de Ponce
                                   (commercial bank) from 1973 to 1990.
Jose J. Suarez             58    Executive Vice President in Charge of     1989              None
                                   Operations of the Company since
                                   1988, Senior Vice
                                   President -- Operations from 1983 to
                                   1987; Director of Scotia Bank of
                                   Puerto Rico (commercial bank) since
                                   February 1992.
Antonio Luis Ferre Rangel  27    Assistant Plant Manager of the Company    1993            18,412(d)
                                   since 1992 (an adult son of Antonio                       (0.3%)
                                   Luis Ferre).
All Directors and
  Executive Officers as a
  Group (19 persons in
  total including those
  listed above)                                                                           531,383(e)

- ---------------

(a) Dates refer to periods served as a director of either the Company or Ponce Cement Corporation, which was merged into the Company on March 14, 1963.
(b) Number of shares set forth represents in each case less than 0.10% of the outstanding shares of Common Stock.
(c) 32,688 shares (0.56%) of the Company's Common Stock are held as follows: (1) direct ownership by Rosario J. Ferre, director of the Company, of 2,688 shares (0.04%) of the Company's Common Stock; and (2) through her 100% ownership of R.F.T. Investment Corp., a Puerto Rico corporation, which owns of record 30,000 shares (0.52%) of the Company's Common Stock. In addition, Rosario J. Ferre shares voting and investment power regarding 537,174 shares (9.25%) of the Company's Common Stock held of record by South Management Corporation which corporation is wholly owned by Papelera Nacional, Inc., a Puerto Rico corporation, which in turn is wholly owned by Sanber Investments S. A. The reporting person has a 12.5% ownership interest in Sanber Investments S. A. and shares voting and investment power with Mr. Luis A. Ferre and Mr. Antonio Luis Ferre as a result of a contract arrangement dated April 21, 1989 granting said powers to the Board of Directors of South Management Corporation of which Mrs. Ferre is a member. (See also final footnote on page 9).

(d) 276,804 shares (4.77%) of the outstanding Common Stock are held by Ferre Investment Fund, Inc., a Puerto Rico corporation wholly owned by Antonio Luis Ferre, a director of the Company since 1959, and his family. Out of this total, Antonio Luis Ferre Rangel, adult son of Antonio Luis Ferre, claims beneficial ownership of 8,237.7 shares (0.01%). Antonio Luis Ferre retains sole voting power with respect to the total shares owned by Ferre Investment Fund, Inc. and claims beneficial ownership of 268,566.3 shares (4.62%). 175,074 shares (3.01%) of the outstanding Common Stock are held by El Dia, Inc., a Puerto Rico corporation, 84.6% owned by Antonio Luis Ferre and his family. Out of this total, Antonio Luis Ferre Rangel, adult son of Antonio Luis Ferre, claims beneficial ownership of 10,173.5 shares (0.02%). Antonio Luis Ferre retains shared voting power with respect to 84.6% of the total shares owned by El Dia, Inc. and claims beneficial ownership of 164,900.5 shares (2.84%). In addition, Antonio Luis Ferre shares voting and investment power regarding 537,174 shares (9.25%) of the Company's Common Stock held of record by South Management Corporation which corporation is wholly owned by Papelera Nacional, Inc., a Puerto Rico corporation, which in turn is wholly owned by Sanber Investments S. A. The reporting person has a 12.5% ownership interest in Sanber Investments S. A. and shares voting and investment power with Mr. Luis A. Ferre and Mrs. Rosario J. Ferre as a result of a contract arrangement dated April 21, 1989 granting said powers to the Board of Directors of South Management Corporation of which Mr. Ferre is a member. (See also final footnote on page 9).

(e) All of the directors and executive officers of the Company as a group, including officers not listed, own 531,383 shares (9.15%) of the Company's Common Stock and, as described above, Antonio Luis Ferre and Rosario J. Ferre share voting power and investment power regarding 537,174 shares (9.25%) of the Company's Common Stock held of record by South Management Corp.

  * In a settlement, without admitting to any violation, Mr. Mier agreed to a Consent Decree dated June 17, 1992 with the Office of the Thrift Supervision of the U.S. Department of the Treasury prohibiting him from holding any office or participating in the conduct of First Federal Savings Bank and the institutions and agencies specified in Sections 8(e), (7) and
     (8)(b) (8) of the Federal Deposit Insurance Act. Under the order, Mr. Mier was required to make restitution of the amount of $90,000 for the benefit of the Bank and pay $10,000 in civil penalties.

                SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

     In addition to the directors listed above who beneficially own more than 5% of the outstanding shares of the Company's Common Stock, the following persons beneficially own 5% or more of the outstanding shares of Common Stock.

                                 NUMBER OF SHARES AND     PERCENT OF
                                 BENEFICIAL OWNERSHIP     OUTSTANDING
      NAME AND ADDRESS           AS OF MARCH 18, 1994       SHARES
- -----------------------------    --------------------     -----------
Luis A. Ferre
G.P.O. Box 6108
San Juan, Puerto Rico 00936                    (a)*               (a)*
Herman Ferre, Jr.
The Chase Manhattan Bank
Building
Suite 1214
254 Munoz Rivera Avenue
Hato Rey, Puerto Rico 00919                    (b)*               (b)*
Charles M. Royce
Quest Management Company
Quest Advisory Corp.
1414 Avenue of the Americas
New York, New York 10019                496,200(c)            8.54%(c)
Ryback Management Corporation
7711 Carondelet Ave.,
Suite 700
P.O. Box 16900
St. Louis, Missouri 63105               322,500(d)            5.55%(d)
Lazard Freres & Co.
One Rockefeller Plaza
New York, N.Y. 10020                    314,800(e)            5.42%(e)

- ---------------

(a) As of March 18, 1994, Luis A. Ferre (father of Antonio Luis Ferre and Rosario J. Ferre), while not directly owning of record any shares of the Company's Common Stock, had a beneficial interest in 485,247 shares (8.36%) of the Company's Common Stock through the Luis A. Ferre Foundation, Inc., a charitable foundation, respecting which Mr. Ferre, as its President, votes the Company's Common Stock owned of record by the Foundation. In addition, Luis A. Ferre shares voting and investment power regarding 537,174 shares (9.25%) of the Company's Common Stock held of record by South Management Corporation, which corporation is wholly owned by Papelera Nacional, Inc., which in turn is 100% owned by Sanber Investments S. A. The reporting person has a 25% ownership interest in Sanber Investments S. A. and shares voting and investment power with Mr. Antonio Luis Ferre and Mrs. Rosario J. Ferre as a result of a contract arrangement dated April 21, 1989 granting said powers to the Board of Directors of South Management Corporation of which Mr. Ferre is a member. (See also final footnote on page 9).
(b) As of March 18, 1994, Herman Ferre, Jr. (a first cousin of Antonio Luis Ferre and Rosario J. Ferre) owned 94,866 shares (1.63%) of the outstanding Common Stock of the Company. In addition, Herman Ferre, Jr. and his wife and children have a beneficial interest and investment power regarding 537,174 shares (9.25%) of the Company's Stock held of record by Brim Incorporado which corporation is wholly owned by Papelera Nacional, Inc., a Puerto Rico corporation, which in turn is wholly owned by Sanber Investments S. A. The reporting person has a 50% ownership interest in Sanber Investments S. A. and has voting and investment power as a result of a contract arrangement dated April 21, 1989 granting said powers to the Board of Directors of Brim Incorporado of which Mr. Ferre is a member. (See also final footnote on page 9).
(c) Charles M. Royce, a U.S. citizen; Quest Advisory Corp. ("Quest"), a New York corporation; and Quest Management Company ("QMC"), a Connecticut general partnership, as a group, is the beneficial owner of 496,200 shares (8.54%) of the Company's Common Stock. Mr. Charles M. Royce is deemed to be a controlling person of QMC and Quest. QMC has 42,700 shares (0.73%) of the Company's Common Stock registered under its name and Quest has 453,500 shares (7.81%) of the Company's Common Stock registered under its name. Both are registered investment advisers. Quest and QMC have sole dispositive and voting power regarding their respective portion of the Company's Common Stock.
(d) Ryback Management Corporation ("RMC"), a Missouri corporation, is the beneficial owner of 322,500 shares (5.55%) of the Company's Common Stock. RMC is a registered investment adviser and one or more of its clients is the legal owner of the Company's Common Stock registered under RMC. The largest among these holdings is that of Lindner Fund, Inc. Lindner Fund, Inc. holds shared voting control and dispositive power over the shares owned by it (315,300 or 5.43%) and RMC shares voting control and holds sole dispositive power over the shares (7,200 or 0.12%) registered under its name.
(e) Lazard Freres & Co. ("LFC"), a New York partnership, is the beneficial owner of 314,800 shares (5.42%) of the Company's Common Stock. LFC is a registered investment adviser and one or more of its clients is the legal owner of the Company's Common Stock registered under LFC. The largest among these holdings (171,900 or 2.96%) is that of Lazard Special Equity Fund, Inc. LFC holds sole voting control over 297,200 shares and sole dispositive power over all 314,800 shares registered under its name.

  * The shared voting and investment power regarding shares of the Company's Common Stock attributable to Antonio Luis Ferre (described in footnote (d) on page 7), Rosario J. Ferre (described in footnote (c) on page 6), Luis A. Ferre (described in footnote (a) on page 8), and Herman Ferre, Jr. (described in footnote (b) on page 8) by reason of their holdings of Sanber Investments, S. A. is based upon a contract arrangement dated April 21, 1989 granting voting and investment powers to the respective Board of Directors of South Management Corporation and Brim Incorporado. Each of said persons disclaims that he or she is acting as a group with regard to such shared voting and investment power. Sanber Investments, S. A., a Panama corporation, has a 100% ownership in Papelera Nacional, Inc., a Puerto Rico corporation, which in turn has a 100% ownership interest in both South Management Corporation, a Puerto Rico corporation, which holds of record 537,174 shares (9.25%) of the Company's Common Stock, and Brim Incorporado, a Puerto Rico corporation, which holds of record 537,174 shares (9.25%) of the Company's Common Stock.

                             EXECUTIVE COMPENSATION

     Set forth below is the compensation paid by the Company (none is paid by any subsidiary) during each of the last three fiscal years ended December 31, 1993 to its Chairman and Chief Executive Officer and the Company's four other most highly paid executive officers whose aggregate remuneration exceeded $100,000.

                           SUMMARY COMPENSATION TABLE

                                                           ANNUAL COMPENSATION
                                                          ---------------------      OTHER ANNUAL
          NAME AND PRINCIPAL POSITION            YEAR      SALARY       BONUS       COMPENSATION(1)
- -----------------------------------------------  ----     --------     --------     ---------------
Carlos J. Suarez                                 1993     $340,000     $ 87,000         $18,443
  Chairman, Director                             1992      310,668       81,000          20,804
  Chief Executive Officer                        1991      370,313      102,951          17,295
Hector del Valle                                 1993      227,895       47,400          10,056
  President, Director                            1992      166,397       44,400           8,850
                                                 1991      154,933       40,189           8,956
Jose J. Suarez                                   1993      186,385       45,000           8,190
  Executive V.P.                                 1992      162,400       42,000           5,754
  Director                                       1991      145,600       54,810           9,485
Jose O. Torres                                   1993      103,683       16,522          12,227
  Vice President of Finance,                     1992      102,849       15,022          12,268
  Assistant Secretary and Treasurer              1991       92,376       15,050          10,375
Rene Di Cristina                                 1993       95,786       19,125          14,348
  Vice President -- Sales                        1992       91,395       17,875          17,025
                                                 1991       83,448       15,565           9,382

- ---------------

(1) The Company furnished automobiles to its executive officers, including the five individuals named above. Other Annual Compensation reflects cost to the Company of furnishing such automobiles to the listed officers and paying related expenses.

     Named officers received no compensation other than that presented in the Summary Compensation Table included herein. Mr. Hector del Valle received payment in cash equivalent to $42,203 in 1993 for vacation time not taken in prior years. This is a non-recurrent event and has no relation to the Company's salary program. The column of the table marked as "salary" includes cash payments for vacation time not used by the executive.

                                 PENSION PLANS

     The following table illustrates estimated annual benefits payable under the Company's pension plan upon normal retirement to persons with the specified combination of remuneration and years of credited service. Amounts are based on straight life annuities including estimated social security benefits deducted in calculating benefits paid under the plan.

                          YEARS OF CREDITED SERVICE(A)

 HIGHEST FIVE
 YEAR AVERAGE
COMPENSATION(B)       10          15           20           25           30           35           40
- ---------------     -------     -------     --------     --------     --------     --------     --------
   $  65,900        $ 8,778     $13,166     $ 17,555     $ 22,269     $ 26,983     $ 31,696     $ 36,410
      90,000         12,528      18,791       25,055       31,769       38,483       45,196       51,910
     115,000         16,278      24,416       32,555       41,269       49,983       58,696       67,410
     140,000         20,028      30,041       40,055       50,769       61,483       72,196       82,910
     165,000         23,778      35,666       47,555       60,269       72,983       85,696       98,410
     190,000         27,528      41,291       55,055       69,769       84,483       99,196      113,910
     215,000         31,278      46,916       62,555       79,269       95,983      112,696      129,410
     240,000         35,028      52,541       70,055       88,769      107,483      126,196      144,910
     265,000         38,778      58,166       77,555       98,269      118,983      139,696      160,410
     290,000         42,528      63,791       85,055      107,769      130,483      153,196      175,910
     315,000         46,278      69,416       92,555      117,269      141,983      166,696      191,410
     340,000         50,028      75,041      100,055      126,769      153,483      180,196      206,910
     365,000         53,778      80,666      107,555      136,269      164,983      193,696      222,410
     390,000         57,528      86,291      115,055      145,769      176,483      207,196      237,910

- ---------------

(a) As of December 31, 1993, Carlos J. Suarez had 41 years of credited service and $302,135 of annual remuneration covered by the plan and was entitled to a yearly pension benefit of $180,000 at the retirement of age 69; Hector del Valle, 36 years and $189,600 (entitled to a yearly pension benefit of $173,000 at normal retirement age); Jose J. Suarez, 34 years and $180,000 (entitled to a yearly pension benefit of $136,000 at normal retirement age); Jose O. Torres, 16 years and $104,000 (entitled to a yearly pension benefit of $75,000 at normal retirement age); and Rene Di Cristina, 10 years and $91,800 (entitled to a yearly pension benefit of $102,000 at normal retirement age). All estimated pension benefit information assumes average salary increases of 5% up until retirement at age 65 except with respect to Mr. Carlos J. Suarez who is assumed to retire at age 69.
(b) A participant's pension is based upon such participant's "covered compensation". Covered compensation is computed by annualizing the average monthly eligible compensation received by the participant from the Company during the 60-month period in which the participant received his highest eligible compensation. Eligible compensation is equal to "Salary" as reported in the "Summary Compensation Table", not including bonuses (reported separately in such table as "Bonus") or overtime payments, if any.

     The Company's pension plan covers all salaried employees of the Company who are not subject to the terms of a union contract and who complete at least 1,000 hours of service with the Company during the 12-month period beginning with the date of employment or during any subsequent calendar year.

     Effective January 1, 1994, the Company amended the pension plan to modify the benefit formula for determining an active participant's basic benefit. The new formula produces a benefit at normal retirement age equal to 1.1% of the participant's average monthly compensation up to "Covered Compensation" and 1.5% of average monthly earnings in excess of "Covered Compensation" multiplied by the first 20 years of "Credited Service", plus 1.2% of average monthly compensation up to Covered Compensation and 1.6% of average monthly earnings in excess of "Covered Compensation", multiplied by "Credited Service" in excess of 20 years. "Covered Compensation" is as defined in Section 401(1)(5)(E) of the United States Internal Revenue Code of 1986, as amended.

     For unmarried retired participants the normal retirement benefit is paid in the form of a monthly straight life annuity commencing at retirement. For married retired participants the normal retirement benefit generally is an actuarially adjusted monthly joint and surviving spouse annuity commencing at retirement and continuing for the participant's life with 50% of such benefit continuing for the life of the participant's surviving spouse, if any. "Average monthly compensation" under the plan is the highest average monthly basic salary (including commissions, but excluding bonuses, overtime and other payments that are not predetermined) during any five consecutive years in the ten-year period immediately preceding the participant's actual retirement date. The minimum monthly retirement benefit for participants who were participants in the plan on December 31, 1975 is not less than the sum of (a) 1.2% of average monthly compensation for each of the first 10 years of credited service plus (b) 1.5% of such compensation for each year of credited service prior to age 65 in excess of 10, with the maximum benefit equal to 72% of average monthly compensation after 40 years of credited service. In computing the minimum retirement benefit, compensation is assumed to remain unchanged since December 31, 1975. Effective August 1, 1986, any participant retiring under the plan shall receive monthly benefits of not less than $5.00 for each year of credited service. In addition to annual retirement benefits the plan provides benefits for disability, death and other terminations of employment after 10 years of credited service. Early retirement is provided for participants at least 55 years of age.

                          EXECUTIVE SEPARATION POLICY

     The Company has entered into separate agreements with 19 members of management including Messrs. Antonio Luis Ferre, Carlos J. Suarez, Hector del Valle, Jose J. Suarez, Jose O. Torres and Rene Di Cristina. These contracts were ratified by the Company's Board of Directors at its meeting of August 24, 1988. The contracts, among other things, grant an amount equal to two and a half times compensation based on average salary plus bonus during the three years prior to the date of a takeover or change in control of the ownership of the Company. Benefits payable under the contracts are triggered if, as a result of a change in control, these executives are (1) laid off or forced to resign or (2) are unable to function in the position held prior to the change in control. A change in control is generally defined as a third party acquisition of the Company's shares representing 20% or more of the total number which may be cast for the election of directors.

                         COMPENSATION COMMITTEE REPORT

     The purpose of this report is to inform shareholders of the Compensation Committee's compensation policies for executive officers and the rationale for compensation paid to the Chief Executive Officer (CEO). This report is submitted by the Compensation Committee. The Compensation Committee consists of three non-employee directors of the Company. The Compensation Committee's overall goal is to develop executive compensation policies that are consistent with, and linked to, strategic business objectives and Company values. The Compensation Committee approves the design of, assesses the effectiveness of, and administers executive compensation programs in support of compensation policies. The Compensation Committee presents its decisions to the Board of Directors for approval.

  Compensation Philosophy

     The compensation program followed by the Company is based on the achievement of business objectives. The Company's primary business objective is to maximize shareholder value. To achieve this objective, the compensation program is designed to relate pay to performance. Expected corporate and individual performance goals are established by the Board of Directors at the beginning of each fiscal year. The program also strives to attract, retain, and reward executives who contribute to the overall success of the Company. Each program element, therefore, should target compensation levels that are at the median of a comparative market. Offering market-comparable pay opportunities allows the Company to maintain a stable, successful management team.

  Competitive Pay

     Competitive market data is provided by an independent compensation consultant. The data provided compares Company compensation practices to a group of comparable companies. The Company's market for compensation comparison purposes is comprised of a group of companies who tend to have similar philosophies, sales volumes, and operations in Puerto Rico or multinationally. The Compensation Committee reviews and approves the selection of companies used for compensation comparison purposes. The companies chosen for comparison are not in all cases the same companies which comprise the Peer Group in the Performance Graph included at page 15. The Compensation Committee believes that the Company's most direct competitors for executive talent are not the same companies that would be included in a peer group established for comparing shareholder returns.

     With respect to the base salary granted to Mr. Carlos J. Suarez (Chairman and CEO) in 1993, the Compensation Committee took into account a comparison of base salaries of chief executive officers of local peer companies, the Company's success in meeting its return on equity goals in 1992, the performance of the Company's common stock and the assessment by the Compensation Committee of Mr. Suarez' individual performance. The Compensation Committee also took into account the longevity of Mr. Suarez' service to the Company and its firm belief that Mr. Carlos J. Suarez has established a reputation in the cement industry for his knowledge and experience in this field and is an excellent representative of the Company to the public by virtue of his stature in the industry and in the community. Mr. Suarez was granted a base salary of $340,000 for 1993, an increase of 9.5% over his $310,668 base salary for 1992.

  Compensation Vehicles

     The key elements of the Company's executive compensation are base salary and annual incentives. In determining compensation, all elements of an executive's total compensation package, including pension plans, insurance, and other benefits are considered.

  Salary

     The Compensation Committee regularly reviews each executive's base salary. Base salaries for executives are initially determined by evaluating executives' levels of responsibility, prior experience, breadth of knowledge, and external pay practices. Increases to base salaries are driven primarily by corporate and individual performance.

     Base salaries are targeted at the median of the comparative market. The comparative market is determined by an objective evaluation of compensation provided in similar positions in a selected group of peer companies competing in the local job market. This comparison, which includes local companies in the same and other industries, is performed on a regular basis by outside personnel consultants hired for this purpose by the Company. Salaries paid can be adjusted above or below the median based on individual and corporate performance plus other factors such as experience in the position. Corporate and individual performance factors are equally weighted in determining base salaries. Corporate performance measures include return on shareholder's equity; Company performance against budget; and performance comparison with peer group cement companies. In 1993, the Company's target for return on shareholders' equity was met, the Company's net income before extraordinary items exceeded budgeted amounts by 18.2%, and the Company's performance goals in comparison to peer group cement companies were met. The Chairman and CEO received an additional non-recurring cash bonus in 1991 for the successful completion of the wet to dry process conversion.

  Annual Cash Bonus

     All employees are eligible for an annual cash bonus. For executives, this bonus is based on the achievement of pre-established annual corporate and individual performance goals. This bonus opportunity promotes the Company's pay-for-performance philosophy. Bonus opportunities are based on a percentage of base salary. Target bonus opportunities are set at the median of the comparative market according to position.

     Corporate goals are based on total return on shareholder's equity, Company performance against budget and performance comparison with peer group cement companies for the year. Individual performance is also taken into account. Corporate and individual performance factors are equally weighted in determining bonuses. Local laws provide for a minimum bonus to be paid all employees; this bonus is enhanced when predetermined thresholds for corporate performance are met.

     The total appropriation for the bonus is approved by the Board of Directors each year, based on the level of achievement of these goals. Because corporate goals were achieved by reaching threshold levels, some of the named executive officers received substantially enhanced bonuses for the 1991 year. In 1993, corporate goals were achieved or exceeded, and all of the named executive officers received bonuses.

     On an occasional basis, the Compensation Committee recommends to the Board special bonuses for extraordinary achievement of specific objectives. These special bonuses are of a recurrent nature. No special bonuses were awarded in the last fiscal year.

     In 1993, Mr. Suarez's annual bonus payment represented the level of achievement of pre-specified financial and operational goals. Achievement was measured in terms of total return on stockholder's equity performance against budget and other specific performance goals. Major predetermined goals exceeded were: 1993 net income before extraordinary items exceeded budgeted amounts by 18.2%, the Company initiated modernization of its finished cement mills and the project was on schedule and within budget by year end 1993 and certain objectives regarding market share and sales were exceeded during 1993. Objectives regarding return to shareholders were met during 1993. Based on these factors and the Company's performance in its product markets, Mr. Suarez's annual bonus payment was increased by 7.4% as compared to his 1992 bonus payment.

Compensation Committee:

         Jorge L. Fuentes, President
         Alberto M. Paracchini
         Hector Puig Ramirez

                          TOTAL RETURN TO SHAREHOLDERS

     Set forth below is a performance graph which was prepared with the aid of independent consultant Standard & Poor's Compustat Services Inc. It includes total return to shareholders assuming reinvestment of dividends on a monthly basis over a 5 year period using 1988 as the base year. Returns were based on a published industrial index and on the weighting of results at the beginning of each year between industry peer group members excluding the Company. Industry Peer Group members consist of eight major cement companies publicly listed on a national stock exchange in the U.S. with the same or similar business products as the Company. The companies included are: Calmat Co., Florida Rock Industries, Giant Group LTD, Holnam Inc., Lafarge Corp., Southdown Inc., Texas Industries Inc., and Vulcan Materials Co. Results were weighted according to market capitalization. The stock price performance on the graph below is not necessarily indicative of future price performance.

      Measurement Period         Puerto Rican     S&P Indus-
    (Fiscal Year Covered)         Cement Co.      trials Ltd.     Peer Group
1988                                       100             100             100
1989                                       101             129             109
1990                                        85             128              77
1991                                       124             168              89
1992                                       161             177             100
1993                                       162             193             132

          COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     The Compensation Committee consists of the following non-employee directors of the Company: Jorge L. Fuentes, Alberto Paracchini and Hector Puig Ramirez. Mr. Paracchini is Vice-Chairman of the Board of the Company.

     During 1987, the Company entered into a loan agreement with Banco Popular de Puerto Rico pursuant to which this bank agreed to provide the Company interim (convertible to long term) financing until September 30, 1990 up to an aggregate principal amount of $10 million. The proceeds of the loan were used to convert certain of the Company's equipment to a process of cement production that is more cost-effective and efficient. This loan was converted into a term loan of $10 million to be repaid over a period of seven years in equal quarterly installments, plus accrued interest at an annual rate of 7%, commencing on December 31, 1990. As of December 31, 1993 the outstanding balance under this financing was $5,357,142.

     Effective January 31, 1991, Banco de Ponce merged into Banco Popular de Puerto Rico (the surviving corporation) in a transaction involving cash and an exchange of shares. After the merger, BanPonce Corporation became the holding company of Banco Popular de Puerto Rico. Messrs. Antonio Luis Ferre, Emilio J. Venegas, Esteban D. Bird, Alberto M. Paracchini and Juan A. Albors, who all are directors of the Company, are directors of BanPonce Corporation.

     As of December 31, 1993, the Company had available from Banco Popular de Puerto Rico, a commercial bank of which Messrs. Antonio Luis Ferre, Alberto M. Paracchini, Esteban D. Bird and Juan A. Albors are directors, lines of credit of $4,000,000 for unsecured short term borrowings and/or discounting customers' trade paper. A wholly-owned subsidiary, Florida Lime Corporation, had available a line of credit of $600,000 from such bank as of December 31, 1993 for unsecured short-term borrowings. At such date, the Company and its subsidiary had no outstanding borrowings under these lines of credit. During 1993 the bank extended a $6,000,000 term loan for general capital purposes payable over a 5 year period at a fixed interest rate of 6.25% p.a. and approved a construction loan term facility of $8,000,000 at a fixed rate of 6.25% on which advances totalled $3,476,731 as of December 31, 1993.

     During 1993, the Company sold its products in the normal course of business to Ferreterias Puig, Inc., a Puerto Rico corporation of which Mr. Hector Puig Ramirez is President, in the aggregate amount of $181,773.

     During 1993, the Company sold its products for the aggregate amount of $330,337 in the normal course of business to Fuentes Concrete Pile, Inc., a Puerto Rico corporation of which Mr. Jorge L. Fuentes is Chairman of the Board of Directors, Chief Executive Officer and a Director. Gabriel Fuentes Jr. Construction, of which Mr. Fuentes is Chairman of the Board and Chief Executive Officer, received during the year 1993 payments for $94,816 in the normal course of business for construction work related to foundations in the Company's cement plant.

                      CERTAIN TRANSACTIONS WITH MANAGEMENT

     The following briefly summarizes certain transactions with the Company and certain transactions relating to the officers or directors of the Company. Transactions relating to Compensation Committee members are included under "COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION".

     As of December 31, 1993, the Company had available from Scotia Bank de Puerto Rico, a commercial bank of which Mr. Jose J. Suarez was named director effective January 1992, a line of credit of $4,000,000 for unsecured short term borrowings and a balance of $7,142,856 on a term loan to be repaid in 6 equal annual installments of principal commencing in 1992, plus monthly interest at an annual average rate of 8.3%. During 1993 the bank approved a construction loan term facility of $16,000,000 at a rate based on 100 basis points over the bank's funding costs on which advances totalled $3,148,083 as of December 31, 1993 with an average rate of 4.44% p.a.

     During 1993, Diesel del Sur, Inc., a Puerto Rico corporation and dealership, sold motor parts and provided services in the normal course of business to the Company in the aggregate amount of $889,685. The children of Mr. Carlos J. Suarez are majority stockholders of, and one son, Carlos J. Suarez, Jr., is President of Diesel del Sur, Inc.

     Mr. Antonio Luis Ferre, director and Vice-Chairman of the Board, received during 1993 the aggregate amount of $115,000 in consulting fees for work performed for the Company under a consulting contract. Consulting fees originate from services performed as consultant in the management of the daily operations of the Company and were paid in addition to directors' fees received by Mr. Ferre as retainer and for his attendance to Board meetings. The terms of said contract and consulting fees paid thereof are competitive with the terms of and fees paid pursuant to contracts for similar services entered into by the Company with outside parties.

     Dominguez and Totti law offices ("D&T"), of which Mr. Daniel R. Dominguez is a senior partner, have performed legal work for the Company as corporate general counsel and in labor law since 1970. At its meeting of June 24, 1992, the Board of Directors named Mr. Daniel R. Dominguez Secretary of the Company. Legal fees for the year 1993 paid to D&T amounted to $138,334. The terms of said legal fees paid thereof are competitive with the terms of and fees paid pursuant to contracts for similar services entered into by the Company with other outside parties.

                   DATE OF RECEIPT OF STOCKHOLDERS' PROPOSALS

     Stockholders who intend to present proposals at the 1995 annual meeting of stockholders must submit their proposals to the Company on or before November 30, 1994.

                                DIRECTORS' FEES

     Standard remuneration for directors not employed by the Company is a $2,500 quarterly retainer fee and $1,000 for each Board or committee meeting attended. In addition, the Company pays yearly premiums of approximately $672 on behalf of each outside director in connection with group life and accident insurance coverage. Directors may elect to defer attendance and retainer fees. The Company paid approximately $8,478 during the fiscal year as interest for accumulated deferred compensation for two directors and compensates two directors an additional $50 per meeting for costs associated with traveling from outside the San Juan metropolitan area.

                                 OTHER MATTERS

     The Board of Directors of the Company has, among others, the following committees: an Audit Committee composed of outside directors Messrs. Esteban D. Bird, Federico F. Sanchez and Emilio J. Venegas; a Compensation Committee composed of outside directors Messrs. Hector Puig Ramirez, Alberto M. Paracchini and Jorge L. Fuentes and a Nominating Committee composed of outside directors Messrs. Wallace Gonzalez Oliver, Jorge L. Fuentes, Antonio Luis Ferre and Federico F. Sanchez.

     The Audit Committee makes recommendations for the appointment of independent auditors and, in conjunction with such auditors, makes recommendations to the Board of Directors concerning the Company's internal accounting controls and operating procedures, including the review and approval of internal audit programs.

     The Compensation Committee evaluates and makes recommendations to the Board of Directors regarding the remuneration of directors, officers and salaried employees. The policies and mission of the Compensation Committee are set forth in the "Compensation Committee Report" found on pages 12-14.

     The Nominating Committee evaluates and makes recommendations to the Board of Directors on nominees for directors as vacancies arise.

     The Board of Directors met 12 times during the last fiscal year. The Nominating Committee met once in 1993. The Audit Committee met 3 times and the Compensation Committee met 5 times during the last fiscal year. Each director attended at least 75% of the aggregate meetings of the Board and each committee thereof of which he was a member.

     To the Company's knowledge, based solely on a review of the copies of such reports furnished to the Company and written representations that no other reports were required, during the two fiscal years ended December 31, 1993, all
Section 16(a) filing requirements applicable to the Company were complied with, except that during 1992 Mr. Emilio Venegas had a late report covering one transaction, which was subsequently reported on a Form 5 for the same year.

     The Board of Directors again selected Price Waterhouse, certified public accountants, to audit the accounts of the Company for the year 1993. A representative of Price Waterhouse is expected to be present at the meeting of stockholders and available to answer stockholders' questions and, if he so desires, to make a statement. The audit services performed for the Company included the examination of the annual financial statements and financial information contained in the Company's report on Form 10-K filed with the Securities and Exchange Commission, in addition to consultation from time to time with officers of the Company in connection with various accounting methods and procedures.

     The Board of Directors does not intend to bring any other business before the meeting, nor is it aware that anyone else intends to do so. However, should any other business come before the meeting, it is the intention of the persons named in the enclosed proxy to vote as proxies in accordance with their best judgment.

                                          By Order of the Board of Directors

                                          Daniel R. Dominguez
                                          Secretary

                       PUERTO RICAN CEMENT COMPANY, INC.

             PROXY FOR ANNUAL MEETING OF STOCKHOLDERS, MAY 4, 1994

The undersigned stockholder of PUERTO RICAN CEMENT COMPANY, INC. (the "Company") hereby appoints RENE DI CRISTINA, ANGEL M. AMARAL, and JOSE A. COSTA, and each of them, proxies of the undersigned, each with power of substitution, to vote as designated below all shares of common stock of the Company held of record by the undersigned on March 18, 1994 at the annual meeting of stockholders to be held at the offices of the Company, Amelia Industrial Park, Guaynabo, Puerto Rico, on May 4, 1994 at 10:00 o'clock A.M., Atlantic Standard Time, and at any adjournment thereof, with all powers the undersigned would possess if personally present.

The Board of Directors recommends a vote FOR proposal 1.

1. / / FOR the election of all nominees for Class I Director listed below (except as marked to the contrary below).

   / / WITHHOLD all votes for the election of all nominees for Class I director listed below.

Carlos J. Suarez, Hector Puig Ramirez, Oscar A. Blasini, Salvador E. Casellas, Hector del Valle and Mariano J. Mier.

(INSTRUCTION: To withhold authority to vote for any individual nominee, write that nominee's name on the space provided below).

- --------------------------------------------------------------------------------

2. In their discretion, the proxies are authorized to vote upon such other business as may lawfully come before the meeting or any adjournment thereof.

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER. IF NO DIRECTION TO VOTE IS MADE DIRECTLY BY A BENEFICIAL HOLDER, THIS PROXY WILL BE VOTED FOR THE ELECTION OF DIRECTORS.

   PLEASE SIGN AND DATE WHERE INDICATED BELOW AND RETURN PROMPTLY IN ENCLOSED
                                   ENVELOPE.
                              NO POSTAGE REQUIRED.

The undersigned hereby acknowledges receipt of the Annual Report for 1993, the Notice of Annual Meeting of Stockholders and the Proxy Statement relating to said Annual Meeting, and hereby revokes any proxy or proxies heretofore given in respect of the same shares of stock.

                                                 Signature should agree with
                                                 name on stock certificate. When
                                                 shares are held by joint
                                                 tenants, both should sign. When
                                                 signing as attorney, as
                                                 executor, administrator,
                                                 trustee or guardian, please
                                                 give full title as such. If a
                                                 corporation, please sign in
                                                 full corporate name by
                                                 President or other authorized
                                                 officer. If a partnership,
                                                 please sign in partnership name
                                                 by authorized person.

                                                 -------------------------------
                                                    Signature of Stockholder

                                                 -------------------------------
                                                    Signature if held jointly

                                                Dated                      ,1994
                                                     ----------------------

  THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF THE COMPANY.